July 31, 2023

Securities and Exchange Commission

Washington, DC 20549 - 0405

U.S.A.

We are the former independent auditors for Balsam Technologies Corp. (formerly Rewardstream Solutions Inc.), predecessor to Blender Bites Limited (the "Company"), and under the date of July 31, 2023, we reported on the financial statements of the Company as of and for the year ended September 30, 2020.

The Company provided us with a copy of the disclosures in its Registration Statement on Form 20-F (the "Form 20-F") and requested that we furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether or not we agree with the statements in Item 16F of the Form 20-F and, if not, stating the respects with which we do not agree.

We have read the Company's disclosure regarding "Change in Registrant's Certifying Accountant" as included in Item 16F of the Form 20-F and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

DAVIDSON & COMPANY LLP

Chartered Professional Accountants